ION receives continued listing standards notice
from the New York Stock Exchange

HOUSTON - July 21, 2017 - ION Geophysical Corporation (NYSE: IO) today announced that written notice was received from the New York Stock Exchange (the “NYSE”) that it is not in compliance with the continued listing standards set forth in Section 802.01B of the NYSE Listed Company Manual. The Company is considered below criteria established by the NYSE for continued listing because its average market capitalization has been less than $50 million over a consecutive 30 trading-day period, and at the same time its last reported stockholders’ equity was below $50 million. The Company plans to notify the NYSE within 10 business days of its intent to submit a plan that demonstrates its ability to bring the Company into conformity with the continued listing standards within 18 months of receipt of the notice. The Company intends to submit the plan within 45 days. The NYSE will have 45 days after receipt of the plan to review and determine whether the Company has made a reasonable demonstration of its ability to return to conformity with the relevant standards within the 18-month period. The NYSE will either accept the plan, at which time the Company would be subject to ongoing monitoring for compliance with the plan, or the NYSE will not accept the plan and the Company would be subject to suspension and delisting procedures. During the 18-month period, the Company's shares will continue to be listed and traded on the NYSE, subject to its continued compliance with the plan and other NYSE continued listing standards. The Company can provide no assurances that it will be able to satisfy any of the steps outlined above and maintain a listing of its shares.

There is no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE, subject to the Company’s compliance with other listing standards. The Company will continue to file periodic and other reports with the SEC under applicable federal securities laws.

Brian Hanson, ION’s Chief Executive Officer and President stated, “We have already begun preparation on our plan to restore compliance with the NYSE as our business continues to improve and we will cooperatively work with the NYSE to return to compliance.”

About ION
ION is a leading provider of technology-driven solutions to the global oil and gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.

Contact
Jamey Seely
Executive Vice President and General Counsel
+1.281.552.3011
jamey.seely@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with the timing and development of the Company’s products and services, the competitiveness of offers, pricing pressure, decreased demand, and changes in oil prices; and political, execution, regulatory, and currency risks. Additional risk factors, which could affect actual results are disclosed by the Company in its fillings with the Securities and Exchange Commission (“SEC”), including its Form 10-K, Form 10-Q and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

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